Exhibit 3.876
MICHIGAN DEPARTMENT OF COMMERCE — CORPORATION AND SECURITIES BUREAU

Date Received	(FOR BUREAU USE ONLY)

JUL 16 1993	933D#3212 0719 ORG&FI $60.00

Name
OWEN RAMEY

Address
117 West Cedar Street

City	State	Zip Code
Kalamazoo	MI	49007-5286

éDocument will be returned to the name and address you enter above.é
FILED
JUL 22 1993
Administrator
MICHIGAN DEPARTMENT OF COMMERCE
 Corporation & Securities Bureau
          EFFECTIVE DATE:

004-541
ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)
     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the corporation is:
ROYAL HOLDINGS, INC. ✓
ARTICLE II
The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.
ARTICLE III
The total authorized shares:
1.	Common Shares 60,000 Preferred Shares NONE

2.	A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:
None of the shares of stock of this corporation may be transferred to a person not a record shareholder at the time unless such shares are first offered to all shareholders who shall have 15 days after receipt of written notice of such transfer in which time to elect to purchase said shares by meeting the best bona fide offer that shall have been made for said shares. If such bona fide offer is not met within said time, one transfer of said shares shall be made free of this restriction which shall thereafter again attach to all shares of this corporation.

ARTICLE IV
1.	The address of the registered office is:

117 West Cedar Street	Kalamazoo	,	Michigan	49007

(Street Address)	(City)			(ZIP Code)
2.	The mailing address of the registered office if different than above:

same		,	Michigan

(P.O. Box)	(City)			(ZIP Code)
3.	The name of the resident agent at the registered office is: OWEN RAMEY
ARTICLE V
The name(s) and address(es) of the incorporator(s) is (are) as follows:

Name	Residence or Business Address

HENRY VALKEMA	3432 Gembrit Circle, Kalamazoo, Michigan, 49001

ARTICLE VI (Optional. Delete if not applicable)
When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.
ARTICLE VII (Optional. Delete if not applicable)
Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

Use space below for additional Articles or for continuation of previous Articles. Please identify any Article being continued or added. Attach additional pages if needed.
ARTICLE VIII
A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:
(a)	For any breach of the director’s duty of loyalty to the corporation or its shareholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c)	Resulting from a violation of Section 551(1) of the Michigan Business Corporation Act; or

(d)	For any transaction from which the director derived an improper personal benefit. In the event the Michigan Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, modification or adoption of any provision of these Articles of Incorporation inconsistent with this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.
I (We), the incorporator(s) sign my (our) name(s) this 5 day of July, 1993.

/s/ Henry Valkema

Henry Valkema